RUBICON
MINERALS CORPORATION

NEWS RELEASE
TSX VENTURE EXCHANGE - SYMBOL: RMX	JULY 8, 2003
OTCBB - SYMBOL: RUBIF	PR03-17

RUBICON COMMENCES PHASE II DRILLING AT RIVARD PROJECT, RED LAKE, ONTARIO
- drill program to follow up on previously released gold mineralization including 11.99 oz/ton gold over 1 foot -

David W. Adamson, President and CEO of Rubicon Minerals Corporation (RMX.TSX Venture) is pleased to announce the Company has commenced a Phase II drill program of up to 7500 feet, approved by AngloGold (Canada) Exploration Company, at the Rivard gold project located at the west end of the prolific Red Lake gold camp. Rubicon recently reported encouraging intercepts from the property (see news release dated June 3, 2003 for complete results).

Drilling will be designed to test the area of recent intercepts as well as other parts of the property. The Rivard property covers part of a large, five square kilometre alteration zone developed within an ultramafic-bearing sequence.

The Rivard project is part of the Rubicon-AngloGold RLJV properties in Red Lake. Under the terms of the RLJV agreement, AngloGold can earn up to a 70% interest in optioned properties by spending US$3.5 million on or before January 25th, 2005 and by making a cash payment of US$250,000 within 90 days of vesting.

Rubicon controls a major land position in the prolific Red Lake gold camp in Ontario including its flagship 100% controlled McFinley gold project. Also, the Company realizes cash flow from its royalty division estimated this year to be approximately $670,000 in cash plus share value. Outside of Red Lake, the Company has extensive gold property holdings in Newfoundland.

RUBICON MINERALS CORPORATION

David W. Adamson

_________________________________
President & CEO

For more information, contact Bill Cavalluzzo, VP Investor Relations Toll free: 1.866.365.4706 E-mail: bcavalluzzo@rogers.com
Rubicon Minerals Corporation Suite 888-1100 Melville Street, Vancouver BC CANADA V6E 4A6
TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
The statements contained in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from targeted results. Mineral resources which are not mineral reserves do not have demonstrated economic viability. The Company relies upon litigation protection for forward looking statements.